Exhibit 99.1

Radian Announces PMIERs Compliance

– Company does not expect any additional capital contributions to remain compliant –

– Surplus note optimizes financial flexibility given positive future outlook –

PHILADELPHIA--(BUSINESS WIRE)--December 30, 2015--Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group Inc., today announced that it meets the Private Mortgage Insurer Eligibility Requirements (PMIERs). The PMIERs, which go into effect on December 31, 2015, are the set of requirements for private mortgage insurers to be approved to insure loans acquired by Fannie Mae and Freddie Mac (GSEs).

In order to comply with the PMIERs and maximize financial flexibility, Radian has taken the following fourth-quarter actions:

•	Radian Group transferred $325 million of cash and marketable securities to Radian Guaranty in exchange for a surplus note. This surplus note has a 0 percent interest rate and will mature on December 31, 2025. Based on positive trends reflected in its capital projections, Radian Guaranty expects to seek to redeem a portion and possibly all of the note in 2016, and any remaining amounts in 2017. Any redemption of the surplus note increases holding company liquidity by the corresponding amount of the redemption.

•	Radian Group contributed $50 million to an exclusive affiliated reinsurer of Radian Guaranty. The combination of the surplus note and capital contribution will provide Radian Guaranty with an initial cushion above the projected amount required to satisfy the PMIERs’ financial requirements. This cushion is expected to increase based in part on expected future financial performance at Radian Guaranty; as a result, Radian Guaranty is not expected to require any additional capital contributions in order to remain compliant.

•	Radian Guaranty had the option to recapture a portion of the risk ceded under its existing Second Quota Share Reinsurance Transaction on December 31, 2015. The company has chosen not to recapture that risk and has received a profit commission of approximately $8 million based on performance to date, which will increase net premiums earned in the fourth quarter of 2015 by approximately $1.5 million. In addition, Radian Guaranty received an $8.5 million prepaid supplemental ceding commission, the recognition of which has been deferred and will be amortized as a reduction to our policy acquisition costs over approximately the next five years.

After giving effect to the actions above, Radian Group is expected to maintain approximately $300 million of currently available liquidity as of December 31, 2015.

“At Radian, our financial strength and flexibility are paramount to our success. While we could have satisfied the PMIERs financial requirements through a permanent capital contribution, the surplus note is an effective way to optimize our capital and liquidity positions given our positive future outlook,” said Radian’s Chief Executive Officer S.A. Ibrahim.

Ibrahim added, “Based on the projected future financial performance of our mortgage insurance business, we expect that this is a one-time contribution. Radian’s compliance allows us to continue to support our customers with the products and services they need and help build the future of homeownership.”

Early Redemption of Surplus Note

Radian Guaranty expects to seek to redeem a portion and possibly all of the note in 2016, and any remaining amounts in 2017. Early redemption of the surplus note is subject to approval by the Pennsylvania Insurance Department. In addition, the GSEs have approved early redemption of the note based on the following criteria:

•	Radian may redeem 50% of the surplus note balance on or after June 30, 2016.

•	On or after June 30, 2016, and prior to May 31, 2017, in addition to amounts paid above, Radian may redeem the note balance up to the amount by which Available Assets then exceed Minimum Required Assets (as defined in the PMIERs) less $150 million.

•	On or after May 31, 2017, Radian may redeem any remaining note balance.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

•	Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.

•	Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FORWARD LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions.

These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward- looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

•	the performance of our mortgage insurance business, which could differ materially from our projections;

•	Radian Guaranty Inc.’s ability to remain eligible under the PMIERs to insure loans purchased by the GSEs; and

•	changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this presentation. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:

Radian Group Inc.

Emily Riley, 215-231-1035

emily.riley@radian.biz

Source: Radian Group Inc.